Exhibit 99.1

Swift Energy Announces Preliminary 2012 Capital Expenditure Plans

November 15, 2011

HOUSTON—(BUSINESS WIRE)—Swift Energy Company (NYSE: SFY) announced today preliminary plans for 2012 capital expenditures of $575 to $625 million. These expenditures will be allocated primarily towards drilling and completion activity, with approximately 75% - 80% of expected expenditures focused on the Company’s liquids rich acreage in the Eagle Ford shale and the Olmos sands in South Texas. The remainder of 2012 expenditures is expected to be directed towards drilling oil wells in Southeast Louisiana and Austin Chalk oil and natural gas development wells in our Central Louisiana/East Texas core area.

Based upon these preliminary spending plans for next year, the Company is targeting production to grow 20% - 25% and reserves to grow 15% - 20% over 2011 levels.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The estimates, forecasts, projections, or other statements contained herein, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business, which are set forth in the filings of the Company with the Securities and Exchange Commission.

Contacts

Swift Energy Company

Paul Vincent, 281-874-2700 or 800-777-2412

Director – Finance & Investor Relations